July 17, 2009

Hatteras 1099 Advantage Fund
8540 Colonnade Center Drive
Suite 401
Raleigh, NC 27615

RE:	Hatteras 1099 Advantage Fund

Ladies and Gentlemen:

We have acted as counsel to Hatteras 1099 Advantage Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the Fund.  The Fund offers one class of shares (the “Shares”).  The Fund is authorized to issue an unlimited number of Shares.

We have reviewed the Fund’s Amended and Restated Agreement and Declaration of Trust, its By-Laws and resolutions adopted by the Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.           The Shares will be issued in accordance with the Fund’s Amended and Restated Agreement and Declaration of Trust, its By-Laws and resolutions of the Board of Trustees relating to the creation, authorization and issuance of the Shares.

2.           The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the net asset value and par value.

Based on the foregoing, it is our opinion that:

1.           The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.           When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

July 17, 2009

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 1 to the Registration Statement of the Fund.  Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP